Exhibit 99.1

ChemoCentryx Reports First Quarter 2019 Financial Results and Recent Highlights

— Succession of topline data readouts expected, starting with Pivotal ADVOCATE Phase III trial of C5a receptor inhibitor avacopan in ANCA Vasculitis in Q4 2019 —

— Conference call today at 5:00 p.m. Eastern Time —

MOUNTAIN VIEW, Calif., May 6, 2019 — ChemoCentryx, Inc., (Nasdaq:CCXI), today announced financial results for the first quarter ended March 31, 2019 and provided an overview of the Company’s recent corporate highlights.

“Achieving our ambitious objectives for 2019 is on track,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer of ChemoCentryx. “Strong positive momentum continues from 2018, and we are working toward the Q4 release of topline results from our pivotal ADVOCATE Phase III trial of avacopan in ANCA-associated Vasculitis. We are making steady progress in our other late-stage trials as well.”

“Our AURORA trial of avacopan in hidradenitis suppurativa, a disfiguring skin disorder, represents a particularly large opportunity for us. We are aiming for topline data in this potentially registration-supporting trial in 2020. The HS community has made it abundantly clear: patient interest is intense in an orally-administered long-lasting treatment option.”

“We continue our march of progress: being now another quarter closer to realizing our goal of delivering a succession of topline data, starting this year, from late-stage clinical trials. Our financial position is robust: we strengthened the balance sheet with an additional $73.3 million in net proceeds from the issuance of our common stock during the quarter, and expanded our shareholder base with top-tier institutions, reflecting the increasing enthusiasm about the prospects of our innovative pipeline.”

Recent Highlights

•

On track for Q4 topline data from the ADVOCATE Phase III trial of avacopan in ANCA-associated Vasculitis, now including all patients from the Japan cohort of patients for a total of 331 patients in the global study.

•

Accelerated activation of clinical sites and convened an investigators meeting in April for the Company’s Phase IIb AURORA clinical trial of avacopan for the treatment of Hidradenitis Suppurativa (HS). HS is a chronic disabling skin autoimmune disease characterized by recurrent, painful, nodules, boils and abscesses. The AURORA trial aims to enroll 390 patients with moderate to severe HS.

•

Surpassed 70 percent enrollment in the Company’s LUMINA 1 clinical trial of CCX140 in patients with sub-nephrotic primary Focal Segmental Glomerulosclerosis (FSGS), another rare kidney disease; the LUMINA 2 trial, evaluating CCX140 in nephrotic syndrome primary FSGS, continues to enroll.

•

Advanced enrollment in the Company’s randomized controlled clinical trial of avacopan in patients with the kidney disease C3 Glomerulopathy (C3G) to approximately 50 percent. C3G is a rare disorder that often affects the young, requiring dialysis and often kidney transplant, with recurring disease common. There is no approved effective treatment.

•

Strengthened the balance sheet with an additional $73.3 million in net proceeds from the issuance of common stock during the first quarter, with reported cash and investments totaling $234.1 million at March 31, 2019.

First Quarter 2019 Financial Results

Revenue was $8.3 million for the first quarter of 2019, compared to $9.5 million for the same period in 2018. Revenue is recognized based on the proportionate amount of costs incurred as a percentage of total budgeted costs to fulfill the performance obligation. As such, the decrease in revenue from 2018 to 2019 was primarily due to lower actual costs incurred in 2019 related to the our avacopan collaboration and license agreement, partially offset by a higher actual cost incurred in 2019 related to our CCX140 collaboration and license agreement.

Research and development expenses were $15.4 million for the first quarter of 2019, compared to $14.7 million for the same period in 2018. The increase from 2018 to 2019 was primarily due to the initiation and patient enrollment of the avacopan Phase IIb clinical trial in patients with HS and the CCX140 Phase II clinical trials in patients with FSGS. These increases were partially offset by a decrease in the avacopan ADVOCATE Phase III pivotal trial expenses as the study was fully enrolled in the second half of 2018.

General and administrative expenses were $5.5 million for the first quarter of 2019, compared to $4.7 million for the same period in 2018. The increase from 2018 to 2019 was primarily due to higher employee-related expenses, including those associated with our commercialization planning efforts, and higher professional fees.

Net loss for the first quarter of 2019 was $11.9 million, compared to $9.4 million for the same period in 2018.

Total shares outstanding at March 31, 2019 were approximately 57.7 million shares.

Cash, cash equivalents and investments totaled $234.1 million at March 31, 2019. The Company expects to utilize cash and investments in the range of $75.0 million to $85.0 million in 2019.

Conference Call and Webcast

The Company will host a conference call and webcast today, May 6, 2019 at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time. To participate by telephone, please dial (877) 303-8028 (Domestic) or (760) 536-5167 (International). The conference ID number is 4968809. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx is a biopharmaceutical company developing new medications targeted at inflammatory and autoimmune diseases and cancer. ChemoCentryx targets the chemokine and chemoattractant systems to discover, develop and commercialize orally-administered therapies. ChemoCentryx is currently focusing on its late stage drug candidates for patients with rare diseases, avacopan (CCX168) and CCX140.

Avacopan is an orally-administered small molecule that is a selective inhibitor of the complement C5a receptor, or C5aR. Avacopan is in Phase III development for the treatment of anti-neutrophil cytoplasmic auto-antibody-associated vasculitis (ANCA-associated Vasculitis). In clinical studies to date, avacopan was shown to be safe, well tolerated and provided effective control of the disease while allowing elimination of high-dose steroids, part of the current standard of care. ChemoCentryx is also developing avacopan for the treatment of patients with C3 glomerulopathy (C3G) and hidradenitis suppurativa (HS). The U.S. Food and Drug Administration has granted avacopan orphan-drug designation for ANCA-associated Vasculitis, C3G and atypical hemolytic uremic syndrome (aHUS). The European Commission has granted orphan medicinal product designation for avacopan for the treatment of two forms of ANCA-associated Vasculitis: microscopic polyangiitis and granulomatosis with polyangiitis (formerly known as Wegener’s granulomatosis), as well as for C3G. Avacopan was also granted access to the European Medicines Agency’s (EMA) PRIority MEdicines (PRIME) initiative, which supports accelerated assessment of investigational therapies addressing unmet medical need.

The Company’s other late stage drug candidate is CCX140, an inhibitor of the chemokine receptor known as CCR2, which is currently being developed for patients with focal segmental glomerulosclerosis (FSGS), a debilitating kidney disease. The U.S. Food and Drug Administration has granted CCX140 orphan-drug designation for the treatment of FSGS.

ChemoCentryx’s Kidney Health Alliance with Vifor Pharma provides Vifor Pharma with exclusive rights to commercialize avacopan and CCX140 in markets outside of the U.S.

ChemoCentryx also has early stage drug candidates that target chemoattractant receptors in other Inflammatory and autoimmune diseases and in cancer.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated goals and milestones, when clinical data might become available or be released, the rate at which enrollment in clinical trials may continue, whether avacopan and CCX140 will be commercialized, whether cash utilization projections for 2019 will fall within the projected range and whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC on March 11, 2019 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Contacts:

Susan M. Kanaya

Executive Vice President,

Chief Financial and Administrative Officer

investor@chemocentryx.com

Media:

Stephanie Tomei

408.234.1279

media@chemocentryx.com

Investors:

William Slattery, Jr., Burns McClellan

212.213.0006

bslattery@burnsmc.com

ChemoCentryx, Inc.

Condensed Consolidated Financial Statements Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
	(unaudited)
Condensed Consolidated Statements of Operations Data:
Revenue:
Collaboration and license revenue from related party	$8,327	$9,546

Total revenue	8,327	9,546

Operating expenses:
Research and development	15,354	14,742
General and administrative	5,501	4,660

Total operating expenses	20,855	19,402

Loss from operations	(12,528)	(9,856)
Total other income, net	579	439

Net loss	$(11,949)	$(9,417)

Basic and diluted net loss per common share	$(0.23)	$(0.19)

Shares used to compute basic and diluted net loss per common share	52,395	48,853

	March 31, 2019	December 31, 2018
	(unaudited)
Condensed Consolidated Balance Sheets Data:
Cash, cash equivalents and investments	$234,078	$176,984
Working capital	160,568	116,988
Total assets	241,357	183,310
Long-term debt, net	19,714	19,689
Accumulated deficit	(386,446)	(374,497)
Total stockholders’ equity	80,639	14,738